Exhibit 99.1

January 27, 2004

CHESAPEAKE REPORTS FOURTH QUARTER AND 2003 RESULTS

RICHMOND, Va. - Chesapeake Corporation (NYSE: CSK) today reported net income for the fourth quarter of 2003 of $11.0 million, or $0.72 per share, compared to net income for the fourth quarter of 2002 of $11.4 million, or $0.75 per share. Net income for the year ended December 28, 2003, was $26.5 million, or $1.74 per share, compared to $21.9 million, or $1.44 per share, for 2002. Results for the year ended December 28, 2003, included a gain of $7.7 million, net of income taxes, or $0.51 per share, on the settlement of environmental indemnification obligations related to the 1997 sale of a kraft products mill. Results for the year ended December 29, 2002, included a gain on sale of discontinued operations of $1.4 million, net of income taxes, or $0.09 per share.

"Overall we are pleased with the results for 2003," said Thomas H. Johnson, Chesapeake's chairman, president & chief executive officer. "Although we were faced with pricing pressures throughout most of our operations, uncertain economic and political climates around the world and unfavorable weather conditions in Europe, we delivered on expected results for the year. We believe that our leadership position in selected markets and relentless attention to detail and costs has paid off. In addition, we are particularly pleased with the strong cash flow we generated from operating activities and the significant progress we made in mitigating the company's environmental exposure with the settlement of indemnity obligations related to the sale of our former kraft products mill.

"Looking to 2004, our primary focus will again be on generating cash for our shareholders, while increasing operating earnings in our paperboard packaging segment and improving our balance sheet. However, the expected improvement in operating earnings will be partially offset by the elimination of land development sales, which generated $7.3 million of EBIT in 2003, and the $7.7 million after-tax gain on the settlement of indemnity obligations realized in 2003. As a result, we expect earnings for 2004 to be in the range of $1.10 to $1.50 per share, and cash flow available for shareholders and debt reduction to range from $30 million to $50 million," Johnson added.

Overview of fourth quarter results:

  Net sales for the fourth quarter of 2003 increased 3 percent over the comparable period in 2002. The increase in net sales for the quarter was primarily due to favorable foreign currency exchange rates and increased volume in the plastic packaging segment. This increase was partially offset by lower sales in the land development segment. The plastic packaging segment continued to realize strong volume in the food and household market sector during the fourth quarter. Excluding the effects of favorable foreign currency exchange rates, net sales for the paperboard packaging segment remained relatively flat compared to the prior year quarter, as increased volume in the pharmaceutical market sector was offset by continued lower volume of alcoholic drink cartons in the international and branded market sector. The volumes across the remaining market sectors in the paperboard packaging segment were relatively consistent compared to the prior year quarter. Net sales for the land development segment were $3.6 million for the fourth quarter of 2003, a decrease of $23.5 million from the comparable prior year period as this segment continued to wind down its operations. The company expects that the liquidation of its land holdings will be substantially complete in the next 3 to 6 months.
  EBIT for the paperboard packaging segment increased 7 percent for the fourth quarter of 2003 over the comparable period in 2002. The increase in paperboard packaging EBIT for the fourth quarter was primarily due to favorable foreign currency exchange rates and the gain of $4.2 million from an insurance claim for equipment damaged in a fire earlier in the year. Excluding the effect of changes in foreign currency exchange rates, EBIT for this segment was down 3 percent compared to the prior-year quarter, with the insurance payment related to the equipment fire partially offsetting the lower volume in alcoholic drink cartons and start-up expenses associated with a major product launch in the pharmaceutical market sector.
  Fourth quarter 2003 EBIT for the plastic packaging segment was $3.6 million, an increase of $1.5 million over the comparable period in 2002. EBIT for the fourth quarter of 2003 increased primarily due to strong results in both the food and household and specialty chemical market sectors, as well as favorable foreign currency exchange rates. The improved results in the food and household market sector were due to a combination of higher volume, favorable raw materials pricing and product mix, while the improved results in the specialty chemical market sector were primarily due to higher volume.
  Land development EBIT was $1.5 million for the fourth quarter of 2003 compared to $7.9 million for the fourth quarter of 2002. The reduction was due to reduced land sales as this segment winds down its operations.
  Corporate expenses were $4.1 million for the fourth quarter of 2003, an increase of $1.0 million over the fourth quarter of 2002, primarily due to increased costs for pensions, long-term incentives and insurance.

Overview of results for the year ended December 28, 2003:

  Net sales for 2003 increased 9 percent over net sales for 2002. The increase in net sales for the year was primarily due to favorable foreign currency exchange rates and increased volume in the plastic packaging segment, offset in part by lower land development sales. Excluding the impact of favorable foreign currency exchange rates, the plastics segment realized strong sales volume in the food and household market sector for 2003 as a result of recent investments in the African markets and higher volume due to hot summer conditions in Europe. Net sales for the land development segment for 2003 were $13.7 million, a decrease of $26.7 million over the prior year results, as the inventory of land decreased substantially. Excluding the effects of favorable foreign currency exchange rates, net sales for the paperboard packaging segment decreased approximately 1 percent year-over-year, as volumes in the pharmaceutical and luxury packaging market sectors increased but were offset by continued lower volume of alcoholic drink and confectionery cartons in the international and branded market sector. The volumes across the remaining market sectors in the paperboard segment were relatively consistent year-over-year.
  EBIT for the paperboard packaging segment for 2003 was $60.4 million, a decrease of 3 percent compared to 2002. Full-year 2003 results were impacted by several factors. Alcoholic drinks and confectionery packaging experienced declines in sales volume due to decreased customer demand attributable to the lingering impact of SARS and the Iraqi conflict on the travel related sales channel and record summer temperatures in Europe. In addition, while overall volume in the pharmaceutical sector improved for the year, pricing pressure and start-up expenses associated with a major product launch depressed EBIT for 2003. These decreases were offset in part by favorable foreign currency exchange rates, improved results in the luxury packaging sector, and the gain of $4.9 million from insurance proceeds related to equipment damaged in a fire.
  EBIT for the plastic packaging segment for 2003 was $12.4 million, an increase of $3.9 million over 2002 results. The increase in EBIT for 2003 was due to favorable foreign currency exchange rates and increased volume in the food and household market sector, as record summer temperatures in Europe served to increase demand for soft drinks and bottled water. In addition, the segment realized increased volume resulting from investments in South Africa.
  Results for 2003 included a gain of $7.7 million, net of income taxes, on the settlement of substantially all of the company's indemnification obligations to St. Laurent Paperboard (U.S.) Inc. related to the 1997 sale of a kraft products mill in West Point, Va.
  Corporate expenses increased $4.3 million to $16.4 million for 2003 compared to 2002. The increase was primarily due to increased costs for pensions, long-term incentives and insurance.

Other information:

  Net interest expense was $9.9 million for the fourth quarter of 2003, down $1.1 million compared to the fourth quarter of 2002, and $42.4 million for the year ended December 28, 2003, down $3.0 million compared to 2002. The decreases were primarily due to lower overall interest rates.
  Changes in foreign currency exchange rates increased net sales for the 2003 fourth quarter and full year by 11 percent and 12 percent, respectively and increased EBIT by 13 percent and 11 percent, respectively. Changes in foreign currency exchange rates increased net interest expense by 6 percent for the both the 2003 fourth quarter and full year.
  The overall effective tax rate for 2003 was 18.5 percent compared to an overall effective tax rate of 22.3 percent for 2002. The change in the effective tax rate year-over-year was primarily due to a change in the mix of foreign earnings and the favorable settlement of foreign tax audits.
  Cash flow available for shareholders and debt reduction (1) (defined as net cash provided from operating activities less net cash used by investing activities) totaled $48.7 million in 2003, an increase of $8.6 million over 2002 results, despite being reduced by $11.0 million for the payment to settle substantially all of the company's indemnification obligations related to the sale of a kraft products mill. The increase reflected improved working capital utilization and higher profits in 2003. The company's total capital spending was $52.4 million for the year ended December 28, 2003, slightly below depreciation for the year of $54.3 million.
  Total debt, net of cash, at December 28, 2003, was $475.0 million compared to $475.7 million at December 29, 2002. Changes in foreign currency exchange rates increased reported net debt by approximately $29.0 million at the end of 2003.

(1) To supplement the company's consolidated financial statements presented on a GAAP basis, the company reports "cash flow available for shareholders and debt reduction," a non-GAAP measure, which the company believes enhances the overall understanding of the company's ability to pay-down debt and pay dividends to its shareholders. In addition, this non-GAAP measure is a primary indicator management uses as a basis for planning and forecasting of future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for cash flows from operating activities prepared in accordance with GAAP.

Chesapeake will hold a conference call today at 11 a.m. Eastern Standard Time to discuss its fourth quarter and 2003 results. The conference call may be accessed via the Investor Relations section of Chesapeake Corporation's website at http://www.cskcorp.com. Simply click on the "Investor Relations" button in the left column, then on "Conference Calls." A replay of the webcast will be available later today in that same section of Chesapeake's website.

Chesapeake Corporation is a leading international supplier of value-added specialty paperboard and plastic packaging with headquarters in Richmond, Va. The company is one of Europe's premier suppliers of folding cartons, leaflets and labels, as well as plastic packaging for niche markets. Chesapeake has more than 50 locations in Europe, North America, Africa and Asia and employs approximately 5,900 people worldwide.

This news release, including the comments by Thomas H. Johnson, contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements including, but not limited to: competitive products and pricing; production costs, particularly for raw materials such as folding carton and plastics materials; fluctuations in demand; possible recessionary trends in U.S. and global economies; government policies and regulations affecting the environment; interest rates; fluctuations in foreign exchange rates; the ability of the company to remain in compliance with its debt covenants; and other risks that are detailed from time to time in reports filed by the company with the Securities and Exchange Commission.

Chesapeake Corporation
Financial Information (Unaudited)
(In millions, except per share data)

	Fourth Quarter		Full Year
INCOME STATEMENT	2003	2002	2003	2002
Net sales	$248.6	$240.3	$899.3	$822.2
Costs and expenses:
Cost of products sold	201.6	191.0	728.1	664.2
Selling, general, and administrative expenses	32.2	25.6	119.0	93.8
Gain on sale of business (a)	-	-	11.2	-
Other income, net (b)	6.4	2.0	11.5	10.2
Restructuring charges (c)	-	-	-	2.6
EBIT (Earnings before interest and taxes)	21.2	25.7	74.9	71.8
Interest expense, net	9.9	11.0	42.4	45.4
Income from continuing operations before taxes	11.3	14.7	32.5	26.4
Income tax expense	0.3	3.3	6.0	5.9
Income from continuing operations	11.0	11.4	26.5	20.5
Gain on sale of discontinued operations, net of taxes (d)	-	-	-	1.4
Net income	$11.0	$11.4	$26.5	$21.9

Diluted earnings per share:
Income from continuing operations	$0.72	$0.75	$1.74	$1.35
Gain on sale of discontinued operations, net of taxes (d)	-	-	-	0.09
Net income	$0.72	$0.75	$1.74	$1.44

Weighted average shares and equivalents outstanding - diluted	15.3	15.1	15.2	15.2

Other items:
Depreciation	$15.0	$12.5	$54.3	$48.2
Capital expenditures	10.0	18.2	52.4	51.2
Net cash provided by operations	36.9	36.2	85.4	52.5
Net cash used by investing activities	4.3	16.2	36.7	12.4
Cash available for shareholders and debt reduction (e)	32.6	20.0	48.7	40.1

(a) The full-year results for 2003 include a gain of $11.2 million ($7.7 million, net of income taxes) on the settlement of indemnity obligations to St. Laurent Paperboard (U.S.) Inc. related to the 1997 sale of a kraft products mill in West Point, Va.

(b) The 2003 fourth quarter and full-year results include $4.2 million and $4.9 million, respectively, of insurance gain related to equipment damaged in a fire. The full-year results for 2002 include a $3.1 million gain on the sale of a plant in the paperboard packaging segment.

(c) The full-year results for 2002 include restructuring costs of $2.6 million ($1.8 million, net of income taxes) for the closure and consolidation of facilities in the paperboard packaging segment.

(d) The full-year results for 2002 include an after-tax revision to the estimated loss on the planned sale of discontinued operations of $1.4 million, or $0.09 per share.

(e) Cash available for shareholders and debt reduction (1) is defined as net cash provided by operations less net cash used by investing activities. Cash available for shareholders and debt reduction for 2003 was reduced by $11.0 million for the payment to settle substantially all of the company's indemnification obligations related to the sale of a kraft products mill.

BALANCE SHEET	Dec. 28,	Dec. 29,
	2003	2002
Assets
Current assets:
Cash and cash equivalents	$11.9	$15.7
Accounts receivable, net	151.1	144.1
Inventories	109.8	102.4
Other current assets	36.1	25.5

Total current assets	308.9	287.7
Property, plant and equipment, net	431.6	376.4
Goodwill	644.4	583.8
Other assets	107.9	105.0

Total assets	$1,492.8	$1,352.9

Liabilities and Stockholders' Equity
Current portion of long-term debt	$5.0	$5.4
Income taxes payable	11.2	10.3
Other current liabilities	227.2	189.0

Total current liabilities	243.4	204.7
Long-term debt	481.9	486.0
Other long-term liabilities	63.8	83.1
Pensions and postretirement benefits	89.2	76.6
Deferred income taxes	44.8	25.9
Stockholders' equity	569.7	476.6

Total liabilities and stockholders' equity	$1,492.8	$1,352.9

	First	Second	Third	Fourth	Full
BUSINESS SEGMENT HIGHLIGHTS:	Quarter	Quarter	Quarter	Quarter	Year

Net sales:
2003
Paperboard Packaging	$182.5	$178.5	$185.0	$207.4	$753.4
Plastic Packaging	30.7	32.8	31.1	37.6	132.2
Land Development	4.3	1.4	4.4	3.6	13.7

	$217.5	$212.7	$220.5	$248.6	$899.3

2002
Paperboard Packaging	$155.0	$160.5	$177.4	$185.2	$678.1
Plastic Packaging	25.2	26.0	24.5	28.0	103.7
Land Development	1.9	2.5	8.9	27.1	40.4

	$182.1	$189.0	$210.8	$240.3	$822.2

EBIT (Earnings before interest and taxes):
2003
Paperboard Packaging	$12.4	$13.4	$14.4	$20.2	$60.4
Plastic Packaging	3.0	2.8	3.0	3.6	12.4
Land Development	3.6	1.0	1.2	1.5	7.3
Corporate	(3.7)	(4.4)	(4.2)	(4.1)	(16.4)
Gain on Sale of Business	0.0	11.2	0.0	0.0	11.2

	$15.3	$24.0	$14.4	$21.2	$74.9

2002
Paperboard Packaging	$11.5	$12.4	$19.6	$18.8	$62.3
Plastic Packaging	2.3	2.5	1.6	2.1	8.5
Land Development	1.1	1.8	4.9	7.9	15.7
Corporate	(3.4)	(2.9)	(2.7)	(3.1)	(12.1)
Restructuring Charges	0.0	(2.6)	0.0	0.0	(2.6)

	$11.5	$11.2	$23.4	$25.7	$71.8